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                                                                     EXHIBIT 5.1

                                  May 13, 1999





Cheap Tickets, Inc.
1440 Kapiolani Boulevard
Honolulu, Hawaii 96814

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,988,000 shares of common stock issuable pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan") and 1999 Stock Incentive Plan (the "1999 Plan", and together with the 1997 Plan, the "1997 and 1999 Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the 1997 and 1999 Plans and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

                              Very truly yours,

                              /s/ Morrison & Foerster LLP

                              MORRISON & FOERSTER LLP